Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-111055 and 333-111056 of Whiting Petroleum Corporation on Forms S-8 of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Whiting Petroleum Corporation’s method of accounting for asset retirement obligations effective January 1, 2003), appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 4, 2004